Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz /Al Palombo
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

American Medical Alert Corp. and NYCHRA Execute Contract Extension For the Provision of Personal Emergency Response Systems

Oceanside, NY—July 20, 2005—American Medical Alert Corp. (“AMAC”), a national provider of home monitoring appliances and 24-hour healthcare communication services announced today that the City of New York’s Human Resources Administration (“HRA”) has executed an extension of AMAC’s personal emergency response systems (“PERS”) contract through June 30, 2006.

Under the terms of the contract AMAC will continue to supply PERS to over 7,000 Medicaid eligible individuals through the New York City Home Care Services Program. The contract represents the single largest Medicaid Waiver Program in the country.

Speaking on behalf of American Medical Alert Corp, Howard M. Siegel, Chief Executive Officer, stated— “We appreciate the opportunity to continue to provide this vital service to New York City’s Medicaid eligible population. Moreover, this extension provides us with new opportunities to demonstrate AMAC’s advancements in technologies that support independent living and PERS program management.”

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

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